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                                Exhibit 99-B.4.3

                       AETNA INSURANCE COMPANY OF AMERICA

                               FORM OF ENDORSEMENT


Add the following to the section entitled DEFINITIONS.

     LOAN ACCOUNT: For each loan taken by a Participant, the loan amount transferred from the investment options is credited to the Loan Account.

     LOAN EFFECTIVE DATE: The date on which Aetna receives a loan agreement in good order at its Home Office or Service Center.

     LOAN INTEREST RATE: The interest rate Aetna charges on a loan.

     MONTHLY AVERAGE CORPORATES: Moody's Corporate Bond Yield Average-Monthly Average Corporates published by Moody's Investors Service, or its successor, or a substantially similar average as may be allowed by law or regulation.

Add the section titled LOANS.

     LOANS: During the accumulation period, loans are granted (1) as permitted under applicable law; (2) subject to the terms and conditions of the loan agreement; and, (3) in accordance with the following provisions.

       (a) AMOUNT AVAILABLE FOR LOAN: The amount available for loan is limited to the vested Individual Account Current Value attributable to Participant contributions, plus any amounts allowed by the employer's plan. Amounts available from some investment options may be subject to limitations specified in the loan agreement. To obtain the loan amount requested, these limitations may require the Participant to transfer funds.

              For plans subject to ERISA, the minimum loan amount is $1,000. For plans not subject to ERISA, the minimum loan amount is defined in the loan agreement. The maximum loan amount is the lesser of:

              (1) Fifty percent (50%) of the vested Individual Account Current Value, including any Loan Account, reduced by the amount of any outstanding loan balance on the Loan Effective Date; or

              (2) Fifty thousand dollars ($50,000) reduced by the highest outstanding loan balance for the preceding 12 months.

              The amount of all outstanding loans cannot exceed $50,000.


       (b) LOAN INTEREST RATE: A Loan Interest Rate is set on the first business day of each month. For each loan, the initial Loan Interest Rate is the rate for the calendar month in which the Loan Effective Date occurs. The initial Loan Interest Rate is effective for a period of not less than three months and not more than one year. The period is specified in the loan agreement. For each period, the Loan Interest Rate is adjusted if the new rate is at least 0.5% higher or lower than the previous rate. The Participant will receive reasonable notification of any change to the Loan Interest Rate. As applicable, the Loan Interest Rate is:

              (1) PLANS SUBJECT TO ERISA: equal to the Monthly Average Corporates for the calendar month beginning two months before the Loan Interest Rate is effective.


              (2) PLANS NOT SUBJECT TO ERISA: not greater than 8% on an annual basis.











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       (c)    EARNED INTEREST: The Loan Account is credited with interest at a rate which is not less than the Loan Interest Rate, less 3%, on an annual basis.

       (d) LOAN REPAYMENT: Repayment is as set forth in the loan agreement, or a Participant may repay a loan in full at any time.

       (e)    AMOUNT AVAILABLE FOR PARTIAL SURRENDER WHILE A LOAN IS
              OUTSTANDING: While a loan is outstanding, the amount available for partial surrender is equal to the vested Individual Account Current Value, including the Loan Account, minus 125% of the outstanding loan balance.

       (f) FULL SURRENDERS WHILE A LOAN IS OUTSTANDING: If the Participant requests a full surrender from the vested Individual Account Current Value while a loan is outstanding, one of the following occurs:

              (1) If the amount of the vested Individual Account Current Value available for distribution is sufficient to repay (A) the outstanding loan balance, plus (B) any applicable Fixed Plus Account default charge, and (C) any Surrender Fee due on the outstanding loan balance, that amount, minus the Loan Account balance, is deducted from the vested Individual Account Current Value and the loan is canceled.

              (2) If the amount of the vested Individual Account Current Value available for distribution is not sufficient to repay (A) the outstanding loan balance, plus (B) any applicable Fixed Plus Account default charge, and (C) any Surrender Fee due on the outstanding loan balance, the surrender amount cannot exceed the vested Individual Account Current Value, including the Loan Account, reduced by 125% of the outstanding loan balance.

       (g) ELECTING AN ANNUITY OPTION WHILE A LOAN IS OUTSTANDING: Before all or any portion of the vested Individual Account Current Value is applied to an Annuity Option, the Participant may repay any outstanding loan balance, or the vested Individual Account Current Value is adjusted as described in (f).

       (h) DEATH OF THE PARTICIPANT WHILE A LOAN IS OUTSTANDING: If a death benefit claim is submitted for an Individual Account with an outstanding loan, the Individual Account Current Value, including the amount of the Loan Account, is reduced by the amount of the outstanding loan balance before the death benefit amount is determined.

       (i) LOAN PAYMENT DEFAULT: If Aetna does not receive a loan payment when due, the defaulted payment is treated as follows:

              (1) If the amount of the vested Individual Account Current Value available for distribution is sufficient to repay (A) the amount of the defaulted payment, plus (B) any applicable Fixed Plus Account default charge, and (C) any Surrender Fee due on the defaulted payment, that amount is deducted from the vested Individual Account Current Value.

              (2) If the amount of the vested Individual Account Current Value available for distribution is not sufficient to repay (A) the amount of the defaulted payment, plus (B) any applicable Fixed Plus Account default charge, and (C) any Surrender Fee due on the defaulted payment, until such time that the amount due can be distributed, the Loan Account continues to earn interest, and interest is charged on the defaulted payment. At that time, the amount due is surrendered from the vested Individual Account Current Value.

Paragraph (a) under the following heading is amended as shown below:

Section 2.06 CONTROL OF CONTRACT

    (a) Nontransferable and Nonassignable: This Contract and any Individual Accounts are nontransferable and nonassignable, except to Aetna in the event of a loan, or pursuant to a "qualified domestic relations order" as set forth under the Internal Revenue Code of 1986, as it may be amended from time to time.

Paragraph (e) is added under the following heading:

Section 3.08 NOTICE TO THE PARTICIPANT

      (e)              The Loan Account Value.


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Section 3.12 PARTIAL WITHDRAWAL FROM THE FIXED PLUS ACCOUNT is amended by the replacement of the 1st paragraph with the following paragraph:

The amount eligible for partial withdrawal is 20% of the Current Value of the amount held in the Fixed Plus Account on the day Aetna's Home Office receives a written request, reduced by any previous Fund Transfer, partial withdrawal or amounts taken as a loan or used to purchase Annuity benefits during the prior 12 months. Aetna reserves the right to include amounts paid under ECO, LEO and SWO for purposes of applying this 20% limit. However, SWO and LEO are unavailable if a Fixed Plus Account Transfer or withdrawal is requested within the current 12 month period.

Paragraph (a) under the following heading is amended as shown below:

Section 3.13 PAYMENT OF FIXED PLUS ACCOUNT FULL WITHDRAWAL

(a) One-fifth of the Current Value on the day the request is received in good order at Aetna's Service Center, reduced by any amount from the Fixed Plus Account that was transferred, withdrawn or used for a loan or to purchase Annuity benefits during the prior 12 months.

Paragraph (c) under the following is amended as shown below:

The Fixed Plus Account full withdrawal payment provision will be waived when a withdrawal is:

(c) When the amount in the Fixed Plus Account is $3,500 or less and no amount has been withdrawn, transferred, taken as a loan, or used to purchase Annuity benefits during the previous 12 months.

Paragraph (c) under the following heading is amended as shown below:

Section 3.15 AMOUNT PAYABLE AT DEATH (BEFORE ANNUITY PAYMENTS START)

For each Individual Account, the death benefit is guaranteed to be the greater of:

(c) The total of Net Contribution(s) made to the Individual Account minus the total of all partial withdrawals and annuitizations made from the Individual Account and any amount allocated from the Individual Account to the Loan Account.

Section 4.01 DISTRIBUTION OPTIONS is amended by the addition of the following:

LEO and SWO are not available if there is an outstanding loan under the Individual Account. Payments will cease if a loan is granted while LEO and SWO is in effect.

This endorsement is effective and made part of the contract and the certificate when accepted by the Contract Holder, or on the effective date of the contract or certificate, whichever is later.





                                           /s/ Thomas J. McInerney
                                           President
                                           Aetna Insurance Company of America










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